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Exhibit 10.10

PURCHASE AGREEMENT

Dated as of January 22, 2004

among

iSTAR FINANCIAL INC.

and

BEAR, STEARNS & CO. INC.

i

(f)	Ratings	9
(g)	Registration Rights Agreement	9
(h)	Liquidity	9
SECTION 4.	Payment of Expenses	10
(a)	Expenses	10
(b)	Termination of Agreement	10
SECTION 5.	Conditions of Initial Purchaser's Obligations	10
(a)	Execution of Registration Rights Agreement	10
(b)	Opinions of Counsel for Company	10
(c)	Opinion of Counsel for Initial Purchaser	10
(d)	Officers' Certificate	11
(e)	Maintenance of Rating	11
(f)	Additional Documents	11
(g)	Termination of this Agreement	11
SECTION 6.	Indemnification	11
(a)	Indemnification of the Initial Purchaser by the Company	11
(b)	Actions against Parties; Notification	12
SECTION 7.	Contribution.	12
SECTION 8.	Representations, Warranties and Agreements to Survive Delivery	14
SECTION 9.	Termination	14
(a)	Termination; General	14
(b)	Liabilities	14
SECTION 10.	Default by the Company.	14
SECTION 11.	Notices	15
SECTION 12.	Parties	15
SECTION 13.	GOVERNING LAW AND TIME	15
SECTION 14.	Effect of Headings	15
SCHEDULE A	SUBSIDIARIES	Sch. A-1
EXHIBIT A	FORM OF REGISTRATION RIGHTS AGREEMENT	Exh. A-1
EXHIBIT B	FORM OF OPINION OF SPECIAL COUNSEL FOR THE COMPANY TO BE DELIVERED PURSUANT TO SECTION 5(b)	Exh. B-1

ii

iSTAR FINANCIAL INC.
(a Maryland corporation)

3,300,000 Shares of Series H Variable Rate Preferred Stock

Liquidation Preference $25.00 per share

PURCHASE AGREEMENT

January 22, 2004

Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179

Ladies and Gentlemen:

        iStar Financial Inc., a Maryland corporation (the "Company") confirms its agreement with Bear, Stearns & Co. Inc. (the "Initial Purchaser") with respect to the issue and sale by the Company and the purchase by the Initial Purchaser of 3,300,000 shares of its Series H Variable Rate Preferred Stock, par value $.001 per share, with a liquidation preference of $25.00 per share (the "Preferred Stock").

        The Preferred Stock will be authorized by, and subject to the terms and conditions of, the Company's Articles Supplementary, as defined herein.

        The Initial Purchaser and its direct and indirect transferees shall be entitled to the benefits of a Registration Rights Agreement, to be dated as of the Closing Time (as hereinafter defined) and to be substantially in the form attached hereto as Exhibit A (the "Registration Rights Agreement").

        All references in this Agreement to financial statements and schedules and other information which is "contained," "included" or "stated" in the SEC Documents (as hereinafter defined) (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the SEC Documents, and all references in this Agreement to amendments or supplements to the SEC Documents shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the "1934 Act"), which is incorporated by reference in the SEC Documents.

        The term "subsidiary" means a corporation, partnership or other entity, a majority of the outstanding voting stock, partnership interests or other equity interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more other subsidiaries of the Company.

        SECTION 1.    Representations and Warranties.

          (a)    Representations and Warranties by the Company.    The Company represents and warrants to the Initial Purchaser, as of the date hereof and as of the Closing Time (as defined below) (in each case, a "Representation Date"), and agrees with the Initial Purchaser, as follows:

            (1)    SEC Documents.    The Company has filed all documents with the Securities Exchange Commission (the "Commission") that it is required to file under the Securities Act of 1933 (the "1933 Act") and the 1934 Act, as applicable (the "SEC Documents"), and, at the time so filed, such documents conformed in all material respects to the requirements of the 1933 Act or the 1934 Act, as applicable, and the rules and regulations of the Commission thereunder and, at the time so filed, none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and for so long as the Initial Purchaser owns any shares of the Preferred Stock, any further documents so filed and incorporated by reference in the documents filed with the Commission or any further amendment or supplement thereto, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the 1933 Act or the 1934 Act, as applicable, and the rules and regulations of the Commission thereunder and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (2)    No Material Liabilities.    Subsequent to the respective dates as of which information is given in the SEC Documents (x) the Company and its subsidiaries, taken as a whole, have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (y) the Company has not purchased any of its outstanding capital stock; and (z) there has not been any material change in the capital stock of the Company, or in the short-term or long-term debt of the Company and its subsidiaries, taken as a whole, except in each case as described in or contemplated by the SEC Documents.

            (3)    Capitalization.    The Company has an authorized, issued and outstanding capitalization as set forth in the SEC Documents. All of the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

            (4)    No Registration Rights.    No holder of securities of the Company or any of its subsidiaries will be entitled to have such securities registered under the registration statement required to be filed by the Company pursuant to the Registration Rights Agreement.

            (5)    No Equity Interests.    Except for the shares of capital stock of each of the subsidiaries owned by the Company and such subsidiaries, neither the Company nor any such subsidiary owns any shares of stock or any other equity securities of any corporation or has any equity interest in any firm, partnership, association or other entity, except in connection with an investment in its ordinary course of business, or as otherwise described in or contemplated by the SEC Documents.

            (6)    Market Manipulation.    Neither the Company nor any of its affiliates, nor any person acting on behalf of any of them has, directly or indirectly, taken any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Preferred Stock.

            (7)    Power and Authority.    The Company has been duly incorporated and is validly existing as a corporation in good standing under the law of its jurisdiction of incorporation with full power and authority to own, lease and operate its properties and assets and conduct its business as described in the SEC Documents, is duly qualified to transact business and is in good standing in each jurisdiction in which its ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified does not amount to a material liability or disability to the Company and its subsidiaries, taken as a whole, and has full power and authority to execute and perform its obligations under this Agreement and the Registration Rights Agreement; each subsidiary of the Company is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to transact business and is in good standing in each jurisdiction in which its ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified does not amount to a material liability or disability to the Company and its subsidiaries, taken as a whole, and each has full power and authority to own, lease and operate its properties and assets and conduct its business as described in the SEC Documents; all of the issued and outstanding shares of capital stock of each of the Company's subsidiaries have been duly authorized and are fully paid and non-assessable and, except for SFT II, Inc., pledges made in connection with the Company's $300 million revolving credit facility maturing in July 2004 and as otherwise set forth in the SEC Documents, are owned beneficially by the Company free and clear of any security interests, liens, encumbrances, equities or claims. The only subsidiaries of the Company are the subsidiaries listed on Schedule A hereto.

            (8)    Authorization of this Agreement.    The execution and delivery of this Agreement has been duly authorized by all necessary corporate action of the Company, and this Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, will be the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

            (9)    Authorization of Registration Rights Agreement.    The execution and delivery of the Registration Rights Agreement has been duly authorized by all necessary corporate action of the Company, and the Registration Rights Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, will be the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

            (10)    Authorization and Description of Securities.    The shares of Preferred Stock to be purchased by the Initial Purchaser from the Company have been duly authorized for issuance and sale to the Initial Purchaser pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, the Preferred Stock will be validly issued and fully paid and non-assessable; at or prior to the date hereof, the Company will have executed and filed the Articles Supplementary (the "Articles Supplementary") to the Company's Charter establishing the terms of the Preferred Stock with the State Department of Assessments and Taxation of Maryland; no holder of the Preferred Stock will be subject to personal liability by reason of being such a holder; and the issuance of the Preferred Stock is not subject to the preemptive or other similar rights of any securityholder of the Company.

            (11)    Absence of Defaults and Conflicts.    The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and the Registration Rights Agreement, the compliance by the Company with the provisions of this Agreement and the Registration Rights Agreement and the consummation of the transactions herein and therein contemplated do not (x) require the consent, approval, authorization, registration or qualification of or with any governmental authority, except such as have been obtained or made or such as may be required by the state securities or Blue Sky laws of the various states of the United States of America or other U.S. jurisdictions in connection with resales of the Preferred Stock by the Initial Purchaser, or (y) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties are bound, or the charter documents or bylaws of the Company or any of its subsidiaries, or any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or any arbitrator applicable to the Company or any of its subsidiaries.

            (12)    No Violations.    Neither the Company nor any of its subsidiaries is in violation of any term or provision of its charter documents or bylaws, or in breach of or in default under any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or any arbitrator applicable to the Company or any of its subsidiaries, the consequence of which violation, breach or default would have a materially adverse effect on or constitute a materially adverse change in, or constitute a development involving a prospective materially adverse effect on or change in, the condition (financial or otherwise), earnings, properties, business affairs or business prospects, net worth or results of operations of the Company or of its subsidiaries, taken as a whole (a "Material Adverse Effect").

            (13)    Investment Company Act.    The Company is not an "investment company" and, after giving effect to the offering of the Preferred Stock contemplated by this Agreement and the application of the proceeds therefrom to redeem the Company's outstanding 9 3/8% Series B Cumulative Redeemable Preferred Stock and its 9.20% Series C Cumulative Redeemable Preferred Stock, will not be an "investment company", as such term is defined in the Investment Company Act of 1940, as amended (the "1940 Act").

            (14)    Title to Property.    The Company and each of its subsidiaries have good and marketable title in fee simple to all items of real property and marketable title to all personal property owned by each of them, in each case free and clear of any security interests, liens, encumbrances, equities, claims and other defects, except such as do not materially and adversely affect the value of such property and do not interfere with the use made or proposed to be made of such property by the Company or such subsidiary, and any real property and buildings held under lease by the Company or any such subsidiary are held under valid, subsisting and enforceable leases, with such exceptions as are not material and do not interfere with the use made or proposed to be made of such property and buildings by the Company or such subsidiary, in each case except as described in or contemplated by the SEC Documents.

            (15)    Possession of Intellectual Property.    The Company and its subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent applications, trademarks, service marks, trade names, licenses, know-how, copyrights, trade secrets and proprietary or other confidential information necessary to operate the business now operated by them, and neither the Company nor any such subsidiary has received any notice of infringement of or conflict with asserted rights of any third party with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as described in or contemplated by the SEC Documents.

            (16)    Possession of Licenses and Permits.    The Company and its subsidiaries possess all consents, licenses, certificates, authorizations and permits issued by the appropriate federal,

    state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as described in or contemplated by the SEC Documents.

            (17)    Independent Accountants.    PriceWaterhouseCoopers LLP, who has certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included or incorporated in the SEC Documents, are independent public accountants as required by the 1933 Act and the 1933 Act Regulations.

            (18)    Financial Statements.    The consolidated financial statements and schedules of the Company and its consolidated subsidiaries included or incorporated in the SEC Documents were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved (except as otherwise noted therein) and they present fairly the financial condition of the Company as at the dates at which they were prepared and the results of operations of the Company in respect of the periods for which they were prepared. The financial information included in the SEC Documents complies with the requirements of Regulation G and Item 10 of Regulation S-K of the Commission.

            (19)    Internal Accounting Controls.    The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management's general or specific authorizations; (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (y) access to assets is permitted only in accordance with management's general or specific authorization; and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            (20)    Litigation.    No legal or governmental proceedings are pending or threatened to which the Company or any of its subsidiaries is a party or to which the property of the Company or any of its subsidiaries is subject that would be required to be described in a prospectus filed pursuant to the 1933 Act and are not described therein; and no statutes, regulations, contracts or other documents that are required to be described or incorporated in the SEC Documents are not described or incorporated therein as required.

            (21)    Dividends and Distributions.    The Company is not currently prohibited, directly or indirectly, from paying any dividends or making any other distribution on its capital stock, in each case except for restrictions upon the occurrence of a default or failure to meet financial covenants or conditions under existing agreements.

            (22)    REIT Status.    The Company is organized in conformity with the requirements for qualification as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), and its method of operation as described in the SEC Documents has enabled it since January 1, 1998, and will enable it to continue, to meet the requirements for taxation as a REIT under the Code.

            (23)    Taxes.    The Company has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it (except in any case in which the failure so to pay would not have a Material Adverse Effect), to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as described in or contemplated by the SEC Documents.

            (24)    Insurance.    The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for; and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as described in or contemplated by the SEC Documents.

            (25)    Pension Plans.    The Company and each of its subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder ("ERISA"); no "reportable event" (as defined in ERISA) has occurred with respect to any "pension plan" (as defined in ERISA) for which the Company would reasonably be expected to have any liability; the Company has not incurred and does not expect to incur liability under (x) Title IV of ERISA with respect to termination of, or withdrawal from, any "pension plan" or (y) Sections 412 or 4971 of the Code or the regulations and published interpretations thereunder; and each "pension plan" for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the plan to not be adversely affected by such determination.

            (26)    Absence of Labor Dispute.    No labor dispute with the employees of the Company or any of its subsidiaries exists or is threatened or imminent that could have a Material Adverse Effect, except as described in or contemplated by the SEC Documents.

            (27)    Environmental Laws.    Except as described in or contemplated by the SEC Documents, and except as would not otherwise reasonably be expected to have a Material Adverse Effect, (A) the Company and each of its subsidiaries is in compliance with and not subject to any known liability under applicable Environmental Laws (as defined below), (B) the Company and each of its subsidiaries has made all filings and provided all notices required under any applicable Environmental Law, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries under any Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated or leased by the Company or any of its subsidiaries, (E) neither the Company nor any of its subsidiaries has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any comparable law, (F) no property owned or operated by the Company or any of its subsidiaries is (i) listed or, to the best knowledge of the Company, proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any governmental authority, (G) neither the Company nor any of its subsidiaries is subject to any order, decree or agreement requiring, or otherwise obligated or required to perform any response or corrective action under any Environmental Law, (H) there are no past or present actions, occurrences or operations which could reasonable be expected to prevent or interfere with compliance by the Company with any applicable Environmental Law or to result in liability under any applicable Environmental Law. For purposes of this Agreement, "Environmental Laws" means the common law and all applicable foreign, federal, provincial, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of public or employee health and safety or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials and (iii) underground and aboveground storage tanks and related piping, and emissions, discharges, releases or threatened releases therefrom. "Hazardous Material" means any pollutant, contaminant, waste, chemical, substance or constituent, including, without limitation, petroleum or petroleum products subject to regulation or which can give rise to liability under any Environmental Laws.

            (28)    Other Agreements.    No default exists, and no event has occurred which, with notice or lapse of time or both, would constitute a default in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties is bound, except any default that would not have a Material Adverse Effect.

            (29)    Absence of Materially Adverse Change.    Subsequent to the respective dates as of which information is given in the SEC Documents, neither the Company nor any of its subsidiaries has sustained any material loss or interference with their respective businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding, and there has been no materially adverse change (including, without limitation, a change in management or control), or development involving a prospective materially adverse change, in the condition (financial or otherwise), management, earnings, property, business affairs or business prospects, stockholders' equity, net worth or results of operations of the Company or any of its subsidiaries, taken as a whole, other than as described in or contemplated by the SEC Documents.

            (30)    No Receiver or Liquidator.    No receiver or liquidator (or similar person) has been appointed in respect of the Company or any subsidiary of the Company or in respect of any part of the assets of the Company or any subsidiary of the Company; no resolution, order of any court, regulatory body, governmental body or otherwise, or petition or application for an order, has been passed, made or presented for the winding up of the Company or any subsidiary of the Company or for the protection of the Company or any such subsidiary from its creditors; and the Company has not, and no subsidiary of the Company has, stopped or suspended payments of its debts, become unable to pay its debts or otherwise become insolvent.

            (31)    Rule 144A Eligibility.    No securities of the Company or any of its subsidiaries are of the same class (within the meaning of Rule 144A under the 1933 Act) as the Preferred Stock and listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated inter-dealer quotation system.

            (32)    Integration; No General Solicitation.    None of the Company, or any of its subsidiaries or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the 1933 Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any "security" (as defined in the 1933 Act) that is or could be integrated with the sale of the Preferred Stock in a manner that would require the registration under the 1933 Act of the Preferred Stock or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the 1933 Act) in connection with the offering of the Preferred Stock or in any manner involving a public offering within the meaning of Section 4(2) of the 1933 Act. Assuming the accuracy of the representations and warranties of the Initial Purchaser in Section 2(c) hereof, it is not necessary in connection with the offer, sale and delivery of the Preferred Stock to the Initial Purchaser in the manner contemplated by this Agreement to register any of the Preferred Stock under the 1933 Act.

          (b)    Officers' Certificates.    Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Initial Purchaser or to counsel for the Initial Purchaser shall be deemed a representation and warranty by the Company to the Initial Purchaser as to the matters covered thereby.

        SECTION 2.    Sale and Delivery to the Initial Purchaser; Closing.

          (a)    Preferred Stock.    On the basis of the representations and warranties contained herein and subject to the terms and conditions herein set forth, the Company agrees to sell the Preferred Stock to the Initial Purchaser and the Initial Purchaser agrees to purchase the Preferred Stock from the Company, at a price of $25.00 per share, or $82,500,000.00 in the aggregate.

          (b)    Payment.    Payment of the purchase price for, and delivery of, the Preferred Stock shall be made at the office of Clifford Chance US LLP, 200 Park Avenue, New York, New York 10166-0153, or at such other place as shall be agreed upon by the Initial Purchaser and the Company, at 11:00 A.M. (Eastern time) on January 22, 2004 (such time and date of payment and delivery being herein called "Closing Time").

          Payment shall be made to the Company by wire transfer of same day funds payable to the order of the Company, against delivery to the Initial Purchaser or its designee.

          (c)    Qualified Institutional Buyer; Accredited Investor.    The Initial Purchaser represents and warrants to, and agrees with, the Company that it is a "qualified institutional buyer" within the meaning of Rule 144A under the 1933 Act and an "accredited investor" within the meaning of Rule 501(a) under the 1933 Act.

          (d)    Denominations; Registration.    The Preferred Stock shall be registered in the name of the Initial Purchaser. The Preferred Stock shall be made available for examination by the Initial Purchaser in The City of New York at Closing Time.

        SECTION 3.    Covenants of the Company.

        The Company covenants with the Initial Purchaser as follows:

          (a)    Notice and Effect of Material Events.    The Company shall comply with the 1933 Act, and 1934 Act and the rules and regulations of the Commission promulgated thereunder and immediately notify the Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Preferred Stock with the Commission, the National Association of Securities Dealers, Inc. (the "NASD"), the New York Stock Exchange (the "NYSE") or any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) so long as the Initial Purchaser owns Preferred Stock, any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company which (i) make any statement in the SEC Documents false or misleading or (ii) are not disclosed in the SEC Documents. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of any of the Company, its counsel, the Initial Purchaser or counsel for the Initial Purchaser, to amend or supplement the SEC Documents in order that the SEC Documents not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company shall forthwith amend or supplement the SEC Documents by preparing and furnishing to the Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the SEC Documents (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchaser) so that, as so amended or supplemented, the SEC Documents shall not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances, not misleading.

          (b)    Blue Sky Qualifications.    The Company shall use its best efforts, in cooperation with the Initial Purchaser, to qualify the Preferred Stock for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Initial Purchaser may designate and to maintain such qualifications in effect for a period of not less than one year from the date of this Agreement; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify or register as a foreign partnership or as a dealer in securities in any jurisdiction in which it is not so qualified or registered, or provide any undertaking or make any change in its Charter or by-laws that the Board of Directors of the Company reasonably determines to be contrary to the best interests of the Company or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Preferred Stock have been so qualified or registered, the Company shall file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for a period of not less than one year from the date of this Agreement.

          (c)    Rule 158.    The Company shall timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

          (d)    Reporting Requirements.    The Company, during the period when the shares of Preferred Stock are outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the 1933 Act, shall file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

          (e)    Qualification as a REIT.    The Company shall use its best efforts to continue to meet the requirements to qualify as a REIT under the Code, subject to the fiduciary duties of the Board of Directors of the Company to direct the management of the business of the Company in the best interest of the Company.

          (f)    Ratings.    If the Preferred Stock is still outstanding on May 22, 2004 (the "Reset Date"), the Company shall take all reasonable action necessary to enable Standard & Poor's Ratings Services ("S&P"), Moody's Investors Service, Inc. ("Moody's") or any other nationally recognized statistical rating organization, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, to provide their respective credit ratings of the Preferred Stock.

          (g)    Registration Rights Agreement.    The Company shall comply with all of the terms and conditions of the Registration Rights Agreement.

          (h)    Liquidity.    During the period prior to the Reset Date, unless and until the Preferred Stock is redeemed by the Company, the Company will maintain a minimum liquidity amount equal to no less than the par amount of the Preferred Stock of $82,500,000 (the "Liquidity Covenant"). The Liquidity Covenant can be satisfied through a combination of cash and cash equivalents, marketable securities and/or any withdrawn liquidity under any of the Company's existing credit facilities.

        SECTION 4.    Payment of Expenses.

          (a)    Expenses.    The Company shall pay all expenses incident to the performance of its obligations under this Agreement and the Registration Rights Agreement, including (i) the preparation, printing and delivery to the Initial Purchaser of this Agreement, the Registration Rights Agreement and such other documents as may be required in connection with the offering, purchase, sale and delivery of the Preferred Stock, (ii) the preparation, issuance and delivery of certificates for the Preferred Stock to the Initial Purchaser, including any transfer taxes, any stamp or other duties payable upon the sale, issuance and delivery of the Preferred Stock to the Initial Purchaser in connection herewith, (iii) the fees and disbursements of the Company's counsel, accountants and other advisors or agents (including transfer agents and registrars), (iv) the qualification of the Preferred Stock under state securities and real estate syndication laws in accordance with the provisions of Section 3(b) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchaser in connection therewith and in connection with the preparation, printing and delivery of a blue sky survey, (v) the fees charged by nationally recognized statistical rating organizations for the rating of the Preferred Stock, if applicable, and (vi) the reasonable fees and disbursements of counsel for the Initial Purchaser.

          (b)    Termination of Agreement.    If this Agreement is terminated by the Initial Purchaser in accordance with the provisions of Section 5(g) or Section 9(a) hereof, the Company shall reimburse the Initial Purchaser for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchaser.

        SECTION 5.    Conditions of Initial Purchaser's Obligations.

        The obligations of the Initial Purchaser are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company delivered pursuant to the provisions hereof, to the performance by the Company of their covenants and other obligations hereunder, and to the following further conditions:

          (a)    Execution of Registration Rights Agreement.    At Closing Time, the Company shall have executed and delivered the Registration Rights Agreement, substantially in the form attached hereto as Exhibit A.

          (b)    Opinions of Counsel for Company.    At Closing Time, the Initial Purchaser shall have received the favorable opinion, dated as of Closing Time, of Clifford Chance US LLP, special counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchaser, to the effect set forth in Exhibit B hereto, and the favorable opinion of Venable LLP, Maryland counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchaser.

          (c)    Opinion of Counsel for Initial Purchaser.    At Closing Time, the Initial Purchaser shall have received the favorable opinion, dated as of Closing Time, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Initial Purchaser with respect to certain legal matters relating to this Agreement and such other related matters as the Initial Purchaser may reasonably require. In giving such opinion such counsel need not opine as to matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

          (d)    Officers' Certificate.    At Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the SEC Documents, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Initial Purchaser shall have received a certificate of the Chief Executive Officer of the Company and of the Chief Financial Officer of the Company, dated as of Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, as applicable, and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

          (e)    Maintenance of Rating.    If the Preferred Stock is still outstanding at the Reset Date, the Preferred Stock shall be rated at least "Ba3" by Moody's and "B+" by S&P, and the Company shall deliver to the Initial Purchaser a letter dated the Reset Date, from each such rating agency, or other evidence satisfactory to the Initial Purchaser, confirming that the Preferred Stock has such ratings; and at the Closing Time, since the date of this Agreement, there shall not have occurred a downgrading in the rating assigned to any of the Company's other securities by any "nationally recognized statistical rating organization," as that term is defined by the Commission for purposes for Rule 436(g)(2) under the 1933 Act, and no such securities rating agency shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company's other securities.

          (f)    Additional Documents.    At Closing Time, counsel for the Initial Purchaser shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Preferred Stock as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Preferred Stock as herein contemplated shall be satisfactory in form and substance to the Initial Purchaser and counsel for the Initial Purchaser.

          (g)    Termination of this Agreement.    If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Initial Purchaser by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and except that Sections 1, 6 and 7 hereof shall survive any such termination and remain in full force and effect.

        SECTION 6.    Indemnification.

          (a)    Indemnification of the Initial Purchaser by the Company.    The Company shall indemnify and hold harmless the Initial Purchaser and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, (i) against any and all losses, liabilities, claims, damages and expenses whatsoever as incurred (including but not limited to attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation), joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or otherwise, insofar as such losses, liabilities, claims, damages or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the SEC Documents, as originally filed or any amendment thereof, or in any supplement thereto or amendment thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statements were made, not misleading or (ii) against any and all losses, liabilities, claims, damages and expenses whatsoever as incurred (including but not limited to attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation) arising out of a breach by the Company of the representations and warranties contained in Section 1 hereof. This indemnity agreement will be in addition to any liability which the Company may otherwise have, including but not limited to other liability under this Agreement.

          (b)    Actions against Parties; Notification.    Promptly after receipt by an indemnified party under subsection (a) above of notice of any claims or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the Company under such subsection, notify the Company in writing of the claim or the commencement thereof (but the failure so to notify the Company shall not relieve the Company from any liability which it may have under this Section 6 to the extent that it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability that the Company may have otherwise than on account of the indemnity agreement hereunder). In case any such claim or action is brought against any indemnified party, and it notifies the Company of the commencement thereof, the Company will be entitled to participate, at its own expense in the defense of such action, and to the extent it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from the indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided however, that counsel to the Company shall not (except with the written consent of the indemnified party) also be counsel to the indemnified party. Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by one of the indemnifying parties in connection with the defense of such action, (ii) the Company shall not have employed counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, (iii) the Company does not diligently defend the action after assumption of the defense, or (iv) such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the Company. In no event shall the Company be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The Company shall not, without the prior written consent of the Company, effect any settlement or compromise of, or consent to the entry of judgment with respect to, any pending or threatened claim, investigation, action or proceeding in respect of which indemnity or contribution may be or could have been sought by an indemnified party under this Section 6 or Section 7 hereof (whether or not the indemnified party is an actual or potential party thereto), unless (x) such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such claim, investigation, action or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or any failure to act, by or on behalf of the indemnified party, and (y) the Company confirms in writing its indemnification obligations hereunder with respect to such settlement, compromise or judgment.

        SECTION 7.    Contribution.    In order to provide for contribution in circumstances in which the indemnification provided for in Section 6 hereof is for any reason held to be unavailable from the Company or is insufficient to hold harmless a party indemnified thereunder, the Company and the

Initial Purchaser shall contribute to the aggregate losses, claims, damages, liabilities and expenses of the nature contemplated by such indemnification provision (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claims asserted, but after deducting in the case of losses, claims, damages, liabilities and expenses suffered by the Company, any contribution received by the Company from persons, other than the Initial Purchaser, who may also be liable for contribution, including persons who control the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, officers of the Company who signed the applicable SEC Documents and directors of the Company) as incurred to which the Company and the Initial Purchaser may be subject, in such proportions as is appropriate to reflect the relative benefits received by the Company and the Initial Purchaser from the sale of the Preferred Stock contemplated herein or, if such allocation is not permitted by applicable law, in such proportions as are appropriate to reflect not only the relative benefits referred to above but also the relative fault of the Company and the Initial Purchaser in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company shall be deemed to equal the total proceeds from the sale of the Preferred Stock contemplated herein received by the Company and (y) the relative benefits received by the Initial Purchaser shall be deemed to equal the difference, if any, between (i) the total proceeds received by the Initial Purchaser upon the resale of the Preferred Stock and (ii) the amount the Initial Purchaser paid for the Preferred Stock pursuant to Section 2(a) hereof (the relative benefits defined in this clause (y), the "Initial Purchaser Relative Benefits"). The relative fault of each of the Company and of the Initial Purchaser shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Initial Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Initial Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any judicial, regulatory or other legal or governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission. Notwithstanding the provisions of this Section 7, (i) the Initial Purchaser shall not be required to contribute any amount in excess of the amount the Initial Purchaser Relative Benefits exceed the amount of any damages which the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Initial Purchaser, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, each officer of the Company who shall have signed the applicable SEC Documents and each director of the Company shall have the same rights to contribution as the Company, subject in each case to clauses (i) and (ii) of the immediately preceding sentence. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties, notify each party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 7 or otherwise.

        SECTION 8.    Representations, Warranties and Agreements to Survive Delivery.

        All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or authorized representatives of the Company submitted pursuant hereto or thereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchaser or any controlling person, or by or on behalf of the Company, and shall survive delivery of and payment for the Preferred Stock.

        SECTION 9.    Termination.

          (a)    Termination; General.    The Initial Purchaser may terminate this Agreement, by notice to the Company, at any time after the date hereof and at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the SEC Documents, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if any domestic or international event or act or occurrence has materially disrupted, or in the opinion of the Initial Purchaser will in the immediate future materially disrupt, the market for the Company's securities or securities in general; or (iii) if trading on The New York Stock Exchange ("the NYSE") or The NASDAQ National Market (the "NASDAQ") shall have been suspended or been made subject to material limitations, or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required, on the NYSE or the NASDAQ or by order of the Commission or any other governmental authority having jurisdiction; or (iv) if a banking moratorium has been declared by any state or federal authority or if any material disruption in commercial banking or securities settlement or clearance services shall have occurred; or (v) if any downgrading shall have occurred in the Company's corporate credit rating or the rating accorded the Company's debt securities or preferred stock by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the 1933 Act) or if any such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company's debt securities or preferred stock; or (vi) (A) if there shall have occurred any outbreak or escalation of hostilities or acts of terrorism involving the United States or there is a declaration of a national emergency or war by the United States or (B) if there shall have been any other calamity or crisis or any change in political, financial or economic conditions if the effect of any such event in (ii) or (iii), in the judgment of the Initial Purchaser, makes it impracticable or inadvisable to proceed with the sale and purchase of the Preferred Stock on the terms and in the manner contemplated by this Agreement.

          (b)    Liabilities.    If this Agreement is terminated pursuant to this Section 9, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7 and 8 hereof shall survive such termination and remain in full force and effect.

        SECTION 10.    Default by the Company.    If the Company shall fail to sell and deliver the Preferred Stock which the Company is obligated to sell hereunder, then the Initial Purchaser may, at its option, by notice to the Company, terminate this Agreement without any liability on the part of any non-defaulting party except that the provisions of Sections 1, 4, 6, 7 and 8 hereof shall remain in full force and effect. No action taken pursuant to this Section 10 shall relieve the Company so defaulting from liability, if any, in respect of such default.

        In the event of a default by the Company as referred to in this Section 10, each of the Initial Purchaser and the Company shall have the right to postpone Closing Time for a period not exceeding seven days in order to effect any required change in the SEC Documents or in any other documents or arrangements.

        SECTION 11.    Notices.

        All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchaser shall be directed to the Initial Purchaser at Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179, and notices to the Company shall be directed to iStar Financial Inc., 1114 Avenue of the Americas, 27th Floor, New York, New York 10036.

        SECTION 12.    Parties.

        This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchaser and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 hereof and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and thereto and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Preferred Stock from the Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

        SECTION 13.    GOVERNING LAW AND TIME.

        THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

        SECTION 14.    Effect of Headings.

        The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

        If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this Agreement, along with all counterparts, shall become a binding agreement between the Initial Purchaser, and the Company in accordance with its terms.

Very truly yours,
iSTAR FINANCIAL INC.
By:	/s/ CATHERINE D. RICE Name: Catherine D. Rice Title: Chief Financial Officer

CONFIRMED AND ACCEPTED, as of the date first above written:
BEAR, STEARNS & CO. INC.
By:	/s/ CHRIS O'CONNOR Name: Chris O'Connor Title: Authorized Signatory

Schedule A

SUBSIDIARIES

767 STARS LLC
1001 East Palm, LLC
7555-7575 Colshire LLC
Acquest Government Holdings, L.L.C.
Acquest Government Holdings II, LLC
Acquest Holdings FC, LLC
ACRE CLS, LLC
ACRE Dublin, LLC
ACRE HPC, LLC
ACRE IDG, LLC
ACRE IDG Manager, LLC
ACRE Partners, LLC
ACRE Seymour, LLC
ACRE Simon, L.L.C.
American Corporate Real Estate, Inc.
BM Center, LLC
Corporate Technology Centre Associates LLC
Corporate Technology Centre Associates II LLC
CTC Associates I, L.P.
CTC Associates II, L.P.
CTC Associates I GenPar, LLC
CTC Associates II GenPar, LLC
CTL I Maryland, Inc.
FMAC Starfund, L.L.P.
F/S Subsidiary, L.L.C.
iStar 85 10th L/C LLC
iStar 100 LLC
iStar 100 Management Inc.
iStar 100 Riverview LLC
iStar 200-300 LLC
iStar 200-300 Management Inc.
iStar 200-300 Riverview LLC
iStar Asset Receivables Trust
iStar Asset Services, Inc.
iStar BEST Finance LLC
iStar Bishops Gate LLC
iStar Campbellsville LLC
iStar CTL I, L.P
iStar CTL I GenPar, Inc.
iStar DB Seller, LLC
iStar D.C., Inc.
iStar Denver Place, L.L.C.
iStar Dixon LLC
iStar Eagle GenPar LLC
iStar Eagle LP
iStar Finance Sub 1000T LLC
iStar Finance Sub V LLC

Sch. A-1

iStar Fort Collins USGS LLC
iStar Funding, LLC
iStar GT GenPar, LLC
iStar GT, L.P.
iStar Harborside LLC
iStar Harborside Member LLC
iStar Harrisburg Business Trust
iStar Harrisburg GenPar LLC
iStar Harrisburg, L.P.
iStar HQ 2003 LP
iStar HQ 2003 GenPar LLC
iStar HQ 2003 Inc.
iStar HQ I, Inc.
iStar HQ I, L.P.
iStar HQ I GenPar, Inc.
iStar HQ I Maryland, Inc.
iStar HQ GT Illinois, Inc.
iStar HQ GT, Inc.
iStar Las Vegas LLC
iStar Merger Co. I
iStar Merger Co. II
iStar NG Gen Par Inc.
iStar NG LP
iStar Operating, Inc.
iStar Poydras, LLC
iStar Preferred Holdings, LLC
iStar Real Estate Services, Inc.
iStar Safeguard Preferred Holdings LLC
iStar San Jose, L.L.C.
iStar Square 24 LLC
iStar Sterling LLC
iStar Sunnyvale, LLC
iStar Sunnyvale Partners, L.P.
iStar Ventures, Inc.
iStar Ventures Direct Holdings, LLC
iStar Walden, LLC
MD3 Cayman L.P.
NewPar, LLC
NewPar/New LLC
P Funding, Inc.
Red Lion G.P., Inc.
RLH Partnership, LLP
SFI I, LLC
SFT I, Inc.
SFT II, Inc.
SFT/RLH, Inc.
SFT Starbonds Inc.
SFT Venturer, LLC
SFT Whole Loans A, Inc.
Starwood Financial Advisors II, LLC
STARS I Corp.

Sch. A-2

STARS Investment I Corp.
STW Holdings I, Inc.
TriNet Concord Farms Partners III Limited Partnerships
TriNet Corporate Partners II, L.P.
TriNet Corporate Partners III, L.P.
TriNet Corporate Realty Trust, Inc.
TriNet Essential Facilities III, Inc.
TriNet Essential Facilities VII, Inc.
TriNet Essential Facilities VIIIR, Inc.
TriNet Essential Facilities X, Inc.
TriNet Essential Facilities XI, Inc.
TriNet Essential Facilities XII, Inc.
TriNet Essential Facilities XVIII, Inc.
TriNet Essential Facilities XIX, Inc.
TriNet Essential Facilities XX, Inc.
TriNet Essential Facilities XXIII, Inc.
TriNet Essential Facilities XXIV, Inc.
TriNet Essential Facilities XXVI, Inc.
TriNet Essential Facilities XXVII, Inc.
TriNet Essential Facilities XXVIII, Inc.
TriNet Essential Facilities XXIX, Inc.
TriNet Management Operating Company, Inc.
TriNet Milpitas Associates, LLC
TriNet Property Partners, L.P.
TriNet Realty Capital, Inc.
TriNet Realty Investors I, Inc.
TriNet Realty Investors II, Inc.
TriNet Realty Investors III, Inc.
TriNet Realty Investors IV, Inc.
TriNet Realty Investors V, Inc.
TriNet Sunnyvale Partners, L.P.
W9/TriNet Poydras, LLC

Sch. A-3

Exhibit A

FORM OF REGISTRATION RIGHTS AGREEMENT

(Please see attached copy of the Registration Rights Agreement.)

Exh. A-1

Exhibit B

FORM OF OPINION OF SPECIAL COUNSEL
FOR THE COMPANY
TO BE DELIVERED PURSUANT TO SECTION 5(b)

(1)
The SEC Documents and each amendment thereto (in each case, including the documents incorporated by reference therein but not including the financial statements and other financial information contained therein, as to which such counsel need express no opinion) comply as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act, the 1933 Act Regulations and the 1934 Act Regulations.

(2)
Such counsel has no reason to believe that (other than the financial statements and other financial information contained therein, as to which such counsel need express no opinion) the SEC Documents, as of the dates of the respective SEC Documents or the date of such opinion, included or includes any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(3)
The Company and each of its "significant subsidiaries" (as defined in Rule 1.02(w) of Regulation S-X under the 1934 Act) have been duly organized and are validly existing as corporations in good standing under the laws of their respective jurisdictions of incorporation and are duly qualified to transact business as foreign corporations and are in good standing under the laws of all other jurisdictions where such counsel has been advised that the failure to be so qualified would amount to a material liability or disability to the Company and its subsidiaries, taken as a whole; the Company and each of its significant subsidiaries have full power and authority to own, lease and operate their respective properties and assets and conduct their respective businesses as described in the SEC Documents, and the Company has corporate power to enter into this Agreement and the Registration Rights Agreement and to carry out all the terms and provisions hereof and thereof and of the Preferred Stock to be carried out by it; all of the issued and outstanding shares of capital stock of each of the Company's significant subsidiaries, except as otherwise set forth in the SEC Documents, are owned beneficially by the Company free and clear of any perfected security interests or, to the best knowledge of such counsel, any other security interests, liens, encumbrances, equities or claims, except for pledges of subsidiary stock under debt instruments.

(4)
The execution and delivery of the Agreement and the Registration Rights Agreement have been duly authorized by all necessary corporate action of the Company and the Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company.

(5)
The shares of Preferred Stock to be purchased by the Initial Purchaser from the Company have been duly authorized for issuance and sale to the Initial Purchaser pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against payment of the consideration set forth in the Purchase Agreement, will be validly issued and fully paid and non-assessable and no holder of the Preferred Stock is or will be subject to personal liability by reason of being such a holder; the Preferred Stock conforms to the provisions of the Articles Supplementary; and the relative rights, preferences, interests and powers of the Preferred Stock are as set forth in the Articles Supplementary relating thereto, and all such provisions are valid under the laws of the State of Maryland.

(6)
The Company has an authorized, issued and outstanding capitalization as set forth in the SEC Documents; the shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; and none of the outstanding

Exh. B-1

  shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(7)
The issuance and sale of the Preferred Stock by the Company to the Initial Purchaser is not subject to the preemptive or other similar rights of any securityholder of the Company under the charter or bylaws of the Company or Maryland law.

(8)
The form of certificate used to evidence the Preferred Stock complies in all material respects with all applicable statutory requirements and with any applicable requirements of the charter and bylaws of the Company.

(9)
No holder of securities of the Company has any right which has not been fully exercised or waived to require the Company to register the offer or sale of any securities owned by such holder under the 1933 Act in connection with the registration statement to be filed under the Registration Rights Agreement.

(10)
The Registration Rights Agreement has been duly authorized by the Company and, when duly executed and delivered by the Company (assuming due authorization, execution and delivery thereof by the Initial Purchaser), will be a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and except that any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations).

(11)
The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and the Registration Rights Agreement and the Preferred Stock, the issuance, offering and sale of the Preferred Stock to the Initial Purchaser by the Company pursuant to this Agreement, the compliance by the Company with the other provisions of this Agreement and the Registration Rights Agreement and the consummation of the other transactions herein and therein contemplated, including the application of the proceeds from the sale of the Preferred Stock to redeem the Company's outstanding 9 3/8% Series B Cumulative Redeemable Preferred Stock and its 9.20% Series C Cumulative Redeemable Preferred Stock, and the Company's right, pursuant to the Articles Supplementary, to redeem the Preferred Stock at any time prior to the Reset Date do not (x) require the consent, approval, authorization, registration or qualification of or with any governmental authority, except such as have been obtained or made (and specified in such opinion) or such as may be required by the securities or Blue Sky laws of the various states of the United States of America and other U.S. jurisdictions in connection with resales of the Preferred Stock by the Initial Purchaser, or (y) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other material agreement or instrument, known to such counsel, to which the Company or any of its significant subsidiaries is a party or by which the Company or any of its significant subsidiaries or any of their respective properties are bound, or the charter documents or by-laws of the Company or any of its significant subsidiaries, or any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or any arbitrator known to such counsel and applicable to the Company or its significant subsidiaries;

(12)
The Company is not an "investment company" and, after giving effect to the sale of the Preferred Stock to the Initial Purchaser and the application of the proceeds therefrom, will not be an "investment company," as such term is defined in the 1940 Act.

(13)
Such counsel does not know of any legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is a party or to which the property of the Company or any of its subsidiaries is subject that would be required to be described in a prospectus pursuant

Exh. B-2

  to the 1933 Act that are not described in the SEC Documents, or any statutes, regulations, contracts or other documents that would be required to be described in a prospectus pursuant to the 1933 Act that are not described or incorporated in the SEC Documents.

(14)
Commencing with the Company's taxable year ended December 31, 1998, the Company has been organized in conformity with the requirements for qualification as a real estate investment trust ("REIT") under the Code, and its method of operation, as described in the SEC Documents and set forth in the Company's amended and restated charter, has enabled the Company to meet and, provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, record keeping and other requirements of the Code necessary for a corporation to qualify as a REIT, will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

(15)
Assuming the accuracy of the representation of the Initial Purchaser in Section 2(c) of the Agreement, no registration under the 1933 Act of the Preferred Stock is required in connection with the sale of the Preferred Stock to the Initial Purchaser as contemplated by this Agreement.

        In rendering any such opinion, such counsel may rely, as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Company and public officials and, as to matters involving the application of laws of any jurisdiction other than the State of New York or the United States or the General Corporation Law of the State of Delaware, to the extent satisfactory in form and scope to counsel for the Underwriter, upon the opinion of Venable LLP.

Exh. B-3

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